EXHIBIT 10.1

AMENDED AND RESTATED AGREEMENT

This Agreement (the “Agreement”) is made as of March 10, 2014 by and among Black Diamond Financial Group LLC, a limited liability company (“BDFG”), Navesink RACK, LLC, a Delaware limited liability corporation (“NAVRACK”), and Rackwise, Inc., a Nevada corporation (“RACK”). BDFG, NAVRACK and RACK are hereinafter referred to singly as a “Party” and collectively as the “Parties”. Capitalized terms not defined herein shall have the meaning given to them in the Term Sheet referenced below.

WHEREAS, the Parties agreed to the non-binding term sheet (the “Term Sheet”) dated May 2013, a copy of which was attached as Exhibit A to the Original Agreement (as defined below), which summarized the terms of a proposed investment by NAVRACK and BDFG in RACK;

WHEREAS, the Conversion Price section of the Term Sheet and corresponding Transaction Documents (as defined in the Subscription Agreements), including a series of Subscription Agreements (the “Subscription Agreements”) entered into by and among the Parties during the nine months ended September 30, 2013, provided that NAVRACK and BDFG have the right to convert all of their 12% secured convertible promissory notes issued by RACK (the “Notes”), including all accrued interest thereon, on a one-time basis at any time during their remaining term into shares of RACK common stock, $0.0001 par value per share (the “Common Stock”), which, upon issuance, would represent 85% of RACK’s issued and outstanding shares on a fully diluted basis;

WHEREAS, the Parties believed the Conversion Price provision was ambiguous and inconsistent with their joint understandings and intentions regarding same and in order to clarify and revise the Conversion Price provision, the Parties entered into an Agreement, dated as of August 9, 2013 (the “Original Agreement”), which also provided for the issuance of the Original Shares (as defined below) to BDFG and NAVRAK; and

WHEREAS, the Parties now wish to further amend and restate the Original Agreement to provide that in consideration of BDFG and NAVRACK agreeing to fully convert all of their Notes as of the date of this Agreement, RACK will issue to each of BDFG and NAVRACK 1,500,000 shares of Common Stock (the “Additional Shares”) in addition to the Original Shares.

NOW THEREFORE, in consideration of the premises recited above which form part of this Agreement, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties mutually agree as follows:

1.            The Parties agree that the Threshold Amount condition of the Term Sheet has been satisfied and that NAVRACK and BDFG are entitled to convert the Notes at any time during the term thereof, on a one-time basis, on the terms provided herein. The Parties further agree that as of August 2, 2013, the Notes, including all accrued interest due thereon, were convertible, on a not fully diluted basis, into an aggregate number of RACK shares which, upon issuance, would have equaled 85% of the number of RACK shares issued and outstanding had they elected to convert immediately following RACK’s August 2, 2013 1:300 reverse stock split. Immediately prior to the reverse stock split RACK had 135,065,034 shares issued and outstanding and immediately after the reverse split had approximately 450,218 shares outstanding. Based upon the foregoing, the Notes were convertible at such time, during their remaining term, into approximately 2,551,236 RACK shares which is approximately 85% of the sum of 450,218 and 2,551,236 (85% of 3,001,454) (on a not fully diluted basis). The 2,551,236 number of shares (the “Original Shares”) was not exact and was an approximation due to then undetermined rounding in the reverse split which was expected to result in a slightly higher number of shares being issuable to NAVRACK and BDFG. NAVRACK and BDFG further agreed that each of them may convert their respective Notes, on a one-time basis, independent of one another, into their respective 42.5% portions of the Original Shares amount (approximately 1,275,618 Original Shares each).

2.            The Parties hereby further agree to clarify that irrespective of whether the Notes were convertible on a non-diluted or fully diluted basis, irrespective of any accrued interest due thereon and irrespective of the fact that the Notes could be converted by BDFG and/or NAVRACK at any time during their term, on the date of this Agreement both BDFG and NAVRACK hereby agree to fully convert all of their Notes in consideration of RACK issuing to each of BDFG and NAVRACK the Additional Shares, in addition to the Original Shares. For the avoidance of doubt, upon the execution of this Agreement, RACK shall issue to each of BDFG and NAVRACK 2,775,618 shares of Common Stock, for an aggregate total of 5,551,236 shares, and the Notes shall be immediately canceled, void and of no further effect or existence.

3.             Each of BDFG and NAVRACK (collectively, the “Lenders”) shall release and terminate any and all of their security interests in and other liens or security interests on any property, interests or accounts, or proceeds thereof or distributions therefrom, of RACK or any of its subsidiaries or affiliates (the “Collateral”), and in conjunction therewith, and each Lender hereby authorizes RACK to file a UCC-3 termination statement in any and all jurisdictions in which the Collateral Agent (as defined in the Transaction Documents) filed a UCC-1 financing statement to perfect its security interest in the Collateral.

4.            Each Lender and each of its heirs, executors, administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, representatives, employees, associated persons, agents, contractors, stockholders and attorneys (collectively, the “Lender Parties”) hereby release, discharge and acquit RACK, its subsidiaries and each of their heirs, executors, administrators, predecessors, successors, assigns, affiliates, parents, subsidiaries, officers, directors, representatives, employees, associated persons, agents, contractors, stockholders and attorneys (collectively, the “Borrower Parties”), from all obligations to the Lender Parties under the Transaction Documents, Term Sheet, the Original Agreement and related documents and from any and all claims, demands, debts, accounts, contracts, liabilities, actions and causes of actions, whether in law or in equity, that the any of the Lender Parties at any time had or has, or that they or their successors and assigns hereafter can or may have against the Borrower Parties; provided that nothing contained in this Agreement shall be deemed to effect a release of any obligation undertaken by any of the Parties pursuant to this Agreement.

5.            This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the Parties (including, without limitation, the Term Sheet, the Subscription Agreement, the Notes, the other Transaction Documents and the Original Agreement).

6.             This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.            This Agreement shall inure to the benefit of and shall be binding on and shall be enforceable by the Parties and their respective, successors and permitted assigns.

8.             This Agreement may be executed in one or more counterparts and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BLACK DIAMOND FINANCIAL GROUP LLC

By:	/s/ Patrick Imeson
Name: Title:	Patrick Imeson Managing Director

NAVESINK RACK, LLC

By:	/s/ Alan D. Goddard
Name: Title:	Alan D. Goddard Managing Director

RACKWISE, INC.

By:	/s/ Guy A. Archbold
Name: Title:	Guy A. Archbold President and Chief Executive Officer